Exhibit 99.5

CONSENT OF RICHARD H. ROSS

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Independence Realty Trust, Inc. (“IRT”), the joint proxy statement/prospectus included therein and any amendments thereto, as a person to become a member of IRT’s board of directors effective as of the Closing of the Merger (as such terms are defined in the Agreement and Plan of Merger, dated as of May 11, 2015, by and among IRT, Independence Realty Operating Partnership, LP, IRT Limited Partner, LLC, Adventure Merger Sub LLC, Trade Street Residential, Inc. and Trade Street Operating Partnership, L.P.) and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

/s/ Richard H. Ross
Signature

Richard H. Ross
Printed Name

May 29, 2015
Date